                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    LOGICON
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               [LOGO OF LOGICON]

                              TORRANCE, CALIFORNIA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD MONDAY, AUGUST 7, 1995

TO THE STOCKHOLDERS OF LOGICON, INC.

  The Annual Meeting of Stockholders of Logicon, Inc. will be held in the Palos Verdes Room, the Westin Bonaventure Hotel, 404 South Figueroa Street, Los Angeles, California, on Monday, August 7, 1995, at 10:30 a.m. Pacific Daylight Savings Time, to consider and act upon the following matters:

    (1) the election of two Directors;

    (2) such other business as may properly come before the meeting.

  The Board of Directors, pursuant to the By-Laws, has set June 1, 1995, at the close of business, as the record date for the meeting. Only stockholders of record of the Company on the record date will be entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. All stockholders are cordially invited to attend the meeting in person.

  A complete list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for ten days prior to the meeting, at the office of the Assistant Secretary, 3701 Skypark Drive, Suite 200, Torrance, California 90505, during regular business hours.

                                          By Order of the Board of Directors of
                                                 LOGICON, INC.

                                          /s/ E. BENJAMIN MITCHELL, JR.

                                           E. BENJAMIN MITCHELL, JR.
                                                   Secretary

June 26, 1995

  IT IS DESIRABLE THAT AS MANY AS POSSIBLE OF THE STOCKHOLDERS BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY. YOU MAY REVOKE OR CHANGE YOUR PROXY AT ANY TIME BEFORE THE VOTING. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE RESPOND AS SOON AS POSSIBLE.

                               [LOGO OF LOGICON]

                               3701 SKYPARK DRIVE
                           TORRANCE, CALIFORNIA 90505
                                 (310) 373-0220
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                PROXY STATEMENT

                  (APPROXIMATE DATE OF MAILING--JUNE 26, 1995)

                               ----------------

                              GENERAL INFORMATION

  Your Proxy in the enclosed form is solicited by the Board of Directors of Logicon, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held on August 7, 1995, and any postponement or adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.

  The 6,784,153 shares of common stock outstanding as of June 1, 1995, are the only voting securities issued by the Company. Each stockholder of record at the close of business on June 1, 1995, is entitled to one vote for each share then held. The holders of a majority of the shares entitled to vote, which are present or represented by Proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  Any stockholder giving a Proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the Proxy or substituting a duly executed Proxy bearing a later date. Any Proxy given by a stockholder will be revoked automatically if the stockholder who has given the Proxy is present at the meeting and elects to vote in person. Unless revoked, the Proxy will be voted as specified therein.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE COMMUNICATIONS DEPARTMENT AT THE COMPANY'S ADDRESS ABOVE.

I. ELECTION OF DIRECTORS

NOMINEES AND VOTING

  The By-Laws provide for a seven-member Board of Directors that is divided into three classes. Two Directors for Class II are to be elected to serve until the 1998 Annual Meeting of Stockholders. The terms of the other five Directors do not expire until 1996 or 1997.

  The Board of Directors has nominated the two individuals indicated as nominees below, and the shares represented by Proxies solicited by the Board of Directors will be voted, unless otherwise directed, for these two individuals. Should any of the nominees fail to accept nomination at the meeting, the Proxies solicited by the Board of Directors will be voted for the remaining nominees, and for such other person(s) as the Nominating Committee may nominate, or the size of the Board will be reduced. Stockholders may nominate persons to the Board of Directors if done in compliance with the provisions of the Company's By-Laws. The affirmative vote of the holders of a majority of the shares of common stock, which are present or represented and entitled to vote at the Annual Meeting, or any adjournment thereof, is required in order to elect the nominees listed below. Abstentions and broker non-votes will not count towards the election of these nominees.

  The Board of Directors does not know of any matters to be voted upon at the Annual Meeting other than as listed in the Notice of Annual Meeting of Stockholders and discussed herein. However, if other matters properly come before the meeting or any adjournments thereof, the persons named in the Proxy will vote the shares represented by the Proxy as directed by the Board of Directors. Stockholders may properly bring business before the meeting if done in compliance with the provisions of the Company's By-Laws.

  Biographical information concerning each of the nominees and Directors continuing in office is presented below:

Nominees for Directors for Three-Year Term Ending 1998, Class II:

  CHARLES F. SMITH (age 62, Director since 1993). On June 1, 1993 Mr. Smith was elected to Class II of the Board of Directors. Since 1983 Mr. Smith has been the President and Chief Executive Officer of Charles F. Smith & Co., Inc. He also serves on the Board of Directors of FirstFed Financial Corporation and Trans Ocean, Ltd.

  ROLAND R. SPEERS (age 61, Director since 1977). Mr. Speers, formerly a partner at the law firm of Speers, Dana, Teal, Balfour & MacDonald, now has his own law practice.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE TWO NOMINEES NAMED ABOVE.

Directors Whose Terms Expire in 1996, Class III

  DR. CHARLES T. HORNGREN (age 68, Director since 1993). On June 1, 1993 Dr. Horngren was elected to Class III of the Board of Directors. Dr. Horngren has been the Edmund W. Littlefield Professor of Accounting at Stanford University since 1966 and presently serves on the Board of Directors of American Building Maintenance Industries, Inc.

  W. EDGAR JESSUP, JR. (age 72, Director since 1969). For more than five years Mr. Jessup has been a partner in the law firm of Ervin, Cohen & Jessup, the firm which has been counsel to the Company since its formation in 1961.

  JOHN R. WOODHULL (age 61, Director since 1965). Mr. Woodhull has served as President and Chief Executive Officer of the Company for more than the past five years. He also serves on the Boards of Directors of Sunrise Medical, Inc. and FirstFed Financial Corporation.

Directors Whose Terms Expire in 1997, Class I

  J.R. JOHNSON (age 74, Director since 1977). Mr. Johnson has served as President of NEWMAR for more than five years. He also serves on the Board of Directors of Hollywood Park, Inc.

  ROBERT G. WALDEN (age 70, Director since 1989). On October 12, 1989 Mr. Walden was elected to Class I of the Board of Directors. From 1977 to September, 1989 Mr. Walden was Senior Vice President and Chief Financial Officer of the Company.

BOARD COMPENSATION AND BENEFITS

  Non-Employee Directors are compensated at the rate of $1,300 per month, plus $1,300 for each Board or committee meeting attended. Additionally, under agreements entered into on December 9, 1994, Non-Employee Directors retire at age 75. Under the terms of these agreements, which replace the previous agreements of February 7, 1992, Non-Employee Directors who have five or more years of service and resign or retire may elect to continue serving as a Director Emeritus to provide consulting services from time to time as requested. Under the terms of the agreements, a former Director will be entitled to receive amounts for a period equal to the lessor of 120 months or the number of months of service provided as a Non-Employee Director. The amount of the payment is based on the monthly amount that the former Director was receiving at the time of his retirement.

  Effective August 2, 1994 Dr. Allen E. Puckett retired from the Board of Directors after reaching the age of 75. Dr. Puckett served on the Board of Directors since 1988. Pursuant to the terms of his agreement Dr. Puckett received a retirement payment of $51,708.

  Effective January 3, 1995, Robert S. Dickerman retired from the Board of Directors after reaching the age of 75. Mr. Dickerman, who served on the Board of Directors since 1977, received a payment of $107,011.

  Under the Company's 1991 Stock Option Plan for Non-Employee Directors each person serving as a Non-Employee Director on February 8, 1991 received a grant of stock options for 6,500 shares of common stock of the Company at the fair market value of such shares on that date. In addition, each Non-Employee Director received a grant of stock options for 750 shares of common stock of the Company at the fair market value of such shares on February 8, 1994, and will receive the same number of shares each February 8 thereafter until the end of the plan on February 8, 2001. The plan also provides that, from August 5, 1991 until February 8, 2001, each new Non-Employee Director first elected after February 8, 1991 will receive a one-time grant of stock options on the date of such election for 6,500 shares of common stock of the Company at the fair market value of such shares on that date. All of the above stock options will have a term of five years from the date of grant and will generally not become exercisable until two years from that date.

COMMITTEES OF THE BOARD

  The Board of Directors held seven meetings during the fiscal year ended March 31, 1995. During that period, overall attendance at Board and Committee meetings was greater than 98%.

  The Audit Committee, which held two meetings during Fiscal Year 1995, consists of Messrs. Horngren, Jessup, Speers and Walden. The Audit Committee meets with the Company's independent accountants, reviews external and internal audit plans and the Company's financial controls, and reviews and approves in advance the scope of the audit and estimated fees for such audit services.

  The Executive Committee, which did not meet during Fiscal Year 1995, consists of Messrs. Jessup, Smith, Speers and Woodhull. The Executive Committee acts on behalf of the Board as appropriate.

  The Nominating Committee, which did not meet during Fiscal Year 1995, consists of Messrs. Johnson, Smith, Speers and Woodhull. The Nominating Committee selects nominees for election to the Board.

  The Executive Compensation Committee, which held three meetings during Fiscal Year 1995, consists of Messrs. Johnson, Smith and Speers. The Executive Compensation Committee reviews and establishes remuneration arrangements for the Executive Officers of the Company.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No current Executive Officer of the Company serves on the Executive Compensation Committee and there are no "interlocks", as defined by the Securities and Exchange Commission.

II. EXECUTIVE COMPENSATION COMMITTEE REPORT

  This report is furnished by the Executive Compensation Committee of the Board of Directors of Logicon, Inc. (the "Executive Compensation Committee") which is composed of the individuals listed below who are outside directors with responsibility for setting the policies and overseeing the administration of all compensation matters for the Executive Officers of the Company.

  The Executive Officer compensation program has been designed to provide Executive Officers with total direct compensation which is competitive with companies of similar size having comparable performance and serving similar markets. The objectives of the program are to:

  .  Enhance stockholder value;

  . Motivate the Executive Officers to achieve long-term business goals and reward them accordingly;

  . Provide compensation opportunities which are competitive to those offered by employers of comparable size, thus allowing the Company to compete for and retain talented executives who are critical to the long-term success of the Company; and

  . Align the interests of Executive Officers with the long-term interests of stockholders through award opportunities that can result in ownership of common stock.

  The Executive Compensation Committee has employed independent compensation specialists to help design the total direct compensation program and to verify that compensation levels are competitive with companies of similar size and with similar performance. In addition, the Executive Compensation Committee tests its actions against compensation survey information which the Company purchases.

  The Executive Compensation Committee is aware that the Internal Revenue Code restricts Corporate tax deductions for certain compensation paid to executive officers of publicly held companies.

                       THE EXECUTIVE COMPENSATION PROGRAM

  Compensation paid the Executive Officers in Fiscal Year 1995, as reflected in the Summary Compensation Table, consisted of the following elements: base salary, annual bonus, restricted stock purchased, performance units and amounts under certain employee benefit plans.

                          ANNUAL COMPENSATION PROGRAM

  The annual compensation for Executive Officers consists of a base salary and an annual bonus. The total value of the salary and bonus is designed to be competitive with other companies of a similar size and performance. Such compensation, which is established with the assistance of independent compensation specialists, is deemed to be competitive if it is within ten percent of the median for similar sized companies. The annual bonus is determined by the performance of the executive and his operating unit and although the actual amount of the bonus is subjective, the Executive Compensation Committee considers several factors consisting of profits, bookings, use of capital, achievement of goals and a discretionary element.

                         LONG-TERM COMPENSATION PROGRAM

 Restricted Stock Purchase Plan

  Sales of restricted stock to Executive Officers under the 1979 Restricted Stock Purchase Plan are designed to align the long-term interests of the Company's Executive Officers and it's stockholders. Under the Restricted Stock Purchase Plan the Executive Compensation Committee selects the employees who are eligible to purchase stock under the terms of the plan and determines the number of shares available for purchase. The employees selected are entitled to purchase "restricted" shares of the Company's common stock at a discount from market value. Generally, the restriction (which prevents the stock from being sold) is removed from a percentage of the shares after the date of purchase. However, legends prohibiting transfers remain on the certificates and are not removed until loans which may have been made by the Company to the participant in connection with the purchase of the shares have been satisfied. The Executive Compensation Committee has full discretion in determining the percentage restriction and loan requirements with respect to the Restricted Stock Purchase Plan.

  Sales of restricted stock to Executive Officers are determined as part of the total direct compensation package with the assistance of independent compensation specialists. In determining the number of shares of restricted stock to be sold to Executive Officers, the Executive Compensation Committee takes into account the Executive Officer's level of responsibility and practices of other companies. The Executive Compensation Committee does not take into consideration restricted stock previously purchased by the Executive Officer.

 Performance Units Plan

  The Performance Units Plan represents a second element of an Executive Officer's long-term compensation. Under the plan, Executive Officers and key management employees may receive awards, made by the Executive Compensation Committee, which represent the right to receive a cash payment at the end of an "incentive period" of three consecutive fiscal years commencing with the first day of the fiscal year in which the units are awarded. The amount of payment depends on the Company's cumulative earnings per share over the three year period and the number of units awarded.

  In awarding the performance units, which are considered as part of the Executive Officer's total compensation package, the Executive Compensation Committee takes into account the Executive Officer's level of responsibility and competitive practices of other companies.

                  MR. WOODHULL'S FISCAL YEAR 1995 COMPENSATION

  The total compensation package provided to Mr. Woodhull in Fiscal Year 1995 consisted of a base salary, annual bonus, restricted stock purchased, performance units and amounts under certain employee benefit plans. The total direct compensation package is designed to be competitive with other companies of a similar size and is established with the assistance of independent compensation specialists.

  Mr. Woodhull's total annual compensation (salary plus annual bonus) is designed to be competitive with companies of a similar size. Although the actual amount of Mr. Woodhull's annual bonus is subjective, the Executive Compensation Committee considers the overall financial performance of the Company and his individual performance as an executive officer.

  The long-term portion of Mr. Woodhull's compensation package consists of performance units and restricted stock. The value of the long-term awards is designed to be consistent with competitive practices of similar sized companies. Compensation specialists have been retained by the Executive Compensation Committee to provide recommendations regarding competitive practices of similar sized companies. These recommendations have been taken into consideration by the Executive Compensation Committee in determining Mr. Woodhull's long-term compensation consistent with competitive practices.

  The Executive Compensation Committee believes that the sale of restricted stock to Mr. Woodhull encourages long-term performance while aligning stockholder and management interests regarding the value of the common stock. The Executive Compensation Committee does not take into consideration restricted stock previously purchased by Mr. Woodhull. The performance units incentivize management to achieve long-term earnings performance. The amount of payment depends on the Company's cumulative earnings per share over the three year period and the number of units awarded.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:

J.R. Johnson                   Charles F. Smith                Roland R. Speers

  The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated Executive Officers of the Company ("the Named Executive Officers") for Fiscal Year 1995, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                             -------------------------------
                                    ANNUAL COMPENSATION            AWARDS           PAYOUTS
                                ---------------------------- --------------------- ---------
                                                      OTHER                        LONG-TERM   ALL
                                                     ANNUAL  RESTRICTED            INCENTIVE  OTHER
                                                     COMPEN-   STOCK       STOCK     PLAN    COMPEN-
        NAME AND         FISCAL                      SATION  PURCHASED    OPTIONS   PAYOUTS  SATION
   PRINCIPAL POSITION     YEAR  SALARY ($) BONUS ($) ($)(1)    ($)(2)     (SHARES)    ($)      ($)
   ------------------    ------ ---------- --------- ------- ----------   -------- --------- -------
John R. Woodhull          1995   $310,740  $300,000    --     $121,800(3)   None   $165,103  $70,670(8)
 President & Chief        1994    296,916   275,000    --      110,938      None    307,200   68,327
 Executive Officer        1993    282,472   275,000    --      112,500      None    273,773   59,537

Frank T. Cummings         1995    208,827    91,500    --       51,100(4)   None     73,280   36,816(9)
 Vice President           1994    199,328    77,000    --       48,813      None    136,000   32,576
                          1993    188,856    72,000    --       56,250      None    121,487   30,507

James E. Dalton           1995    209,088    92,500    --       51,100(5)   None     73,878   33,324(10)
 Vice President           1994    199,844    89,000    --       48,813      None    139,800   30,625
                          1993    189,778    95,000    --       56,250      None    125,289   36,165

Dr. James Harvey          1995    208,724   103,000    --       51,100(6)   None     73,280   59,536(11)
 Vice President           1994    199,328   101,000    --       48,813      None    136,000   76,419
                          1993    188,856   101,000    --       56,250      None    117,874   76,424

Ralph L. Webster          1995    179,232    88,000    --       44,100(7)   None     61,913   25,215(12)
 Vice President &         1994    169,780    85,000    --       42,156      None    116,000   24,753
 Chief Financial Officer  1993    159,464    85,000    --       56,250      None    102,284   21,632

- --------
(1) Where dashes are indicated, there is no requirement to report.

(2) Dividends are paid at the same rate paid to all stockholders.

(3) As of the last day of Fiscal Year 1995, Mr. Woodhull held in the aggregate 29,900 shares of restricted stock with a net pre-tax value of $459,750 (equal to the market price of the shares less consideration paid by Mr. Woodhull).

(4) As of the last day of Fiscal Year 1995, Mr. Cummings held in the aggregate 12,800 shares of restricted stock with a net pre-tax value of $198,063 (equal to the market price of the shares less consideration paid by Mr. Cummings).

(5) As of the last day of Fiscal Year 1995, Mr. Dalton held in the aggregate 38,800 shares of restricted stock with a net pre-tax value of $946,563 (equal to the market price of the shares less consideration paid by Mr. Dalton).

(6) As of the last day of Fiscal Year 1995, Dr. Harvey held in the aggregate 28,000 shares of restricted stock with a net pre-tax value of $614,263 (equal to the market price of the shares less consideration paid by Dr. Harvey).

(7) As of the last day of Fiscal Year 1995, Mr. Webster held in the aggregate 22,750 shares of restricted stock with a net pre-tax value of $493,325 (equal to the market price of the shares less consideration paid by Mr. Webster).

(8) Includes (i) $13,318 allocated by the Company to Mr. Woodhull's account under the Company's Profit Sharing Plan; (ii) a $40,087 payment equal to the lost Company Profit Sharing Plan allocation caused by IRS limitations;
     (iii) $9,322 allocated by the Company to Mr. Woodhull's account under the Company's Employee Stock Purchase Plan; and (iv) the portion of the Group Term Life Insurance Premium reportable as income $7,943.

(9) Includes (i) $13,318 allocated by the Company to Mr. Cummings' account under the Company's Profit Sharing Plan; (ii) a $13,971 payment equal to the lost Company Profit Sharing Plan allocation caused by IRS limitations;
     (iii) $6,265 allocated by the Company to Mr. Cummings' account under the Company's Employee Stock Purchase Plan; and (iv) the portion of the Group Term Life Insurance Premium reportable as income $3,262.

(10) Includes (i) $11,155 allocated by the Company's subsidiary, Logicon R & D Associates ("Logicon RDA"), to Mr. Dalton's account under the Logicon RDA Profit Sharing Plan; (ii) a $11,013 payment equal to the lost Logicon RDA Profit Sharing Plan allocation caused by IRS limitations; (iii) $6,036 allocated by the Company to Mr. Dalton's account under the Company s Employee Stock Purchase Plan; and (iv) the portion of the Group Term Life Insurance Premium reportable as income $5,120.

(11) Includes (i) $7,385 allocated by the Company's subsidiary, Logicon Eagle Technology, Inc., to Dr. Harvey's account under the Logicon Eagle Technology Profit Sharing Plan; (ii) a $7,863 payment equal to the lost Logicon Eagle Technology Profit Sharing Plan allocation caused by IRS limitations; (iii) $6,026 allocated by the Company to Dr. Harvey's account under the Company's Employee Stock Purchase Plan; (iv) the portion of the Group Term Life Insurance Premium reportable as income $3,262; and (v) $35,000 paid to Dr. Harvey under an employment agreement entered into on July 21, 1989 in connection with the acquisition of Eagle Technology, Inc. Under the terms of that agreement the Company paid Dr. Harvey amounts in lieu of retirement income owed Dr. Harvey by Eagle Technology, Inc. under a previous agreement. The employment agreement provides for payments to be made to Dr. Harvey for five years following July 21, 1989.

(12) Includes (i) $13,318 allocated by the Company to Mr. Webster's account under the Company's Profit Sharing Plan; (ii) a $10,142 payment equal to the lost Company Profit Sharing Plan allocation caused by IRS limitations; and (iii) the portion of the Group Term Life Insurance Premium reportable as income $1,755.

III. STOCK OPTIONS

  Under the Company's 1992 lncentive Stock Option Plan, key employees are selected by the Executive Compensation Committee to receive option awards to purchase the Company's common stock at a price fixed to the market price on the date of the option award. In general, the options are exercisable in full after three years of continuous employment with the Company and have a term of five years. The options awarded under this plan are intended to be incentive stock options as that term is defined by Section 422(A) of the Internal Revenue Code.

  During Fiscal Year 1995 there were no stock options granted to any of the Named Executive Officers of the Company.

  The following table summarizes option exercises during Fiscal Year 1995 by the Named Executive Officers, and the value of the options held by such persons at the end of Fiscal Year 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                          VALUE OF
                                                          NUMBER OF     UNEXERCISED
                                                         UNEXERCISED    IN-THE-MONEY
                                                        OPTIONS AT END OPTIONS AT END
                                                        OF FISCAL YEAR OF FISCAL YEAR
                                                           1995 (#)       1995 ($)
                                                        -------------- --------------
                         SHARES ACQUIRED VALUE RECEIVED  EXERCISABLE/   EXERCISABLE/
          NAME           ON EXERCISE (#)      ($)       UNEXERCISABLE  UNEXERCISABLE
          ----           --------------- -------------- -------------- --------------
John R. Woodhull........      8,012         $178,267           0/0       $     0/0
Frank T. Cummings.......                                   3,182/0        81,936/0
James E. Dalton.........                                   3,298/0        84,923/0
Dr. James F. Harvey.....                                       0/0             0/0
Ralph L. Webster........                                   1,728/0        44,496/0

- --------
(1) The Fiscal Year end per share value of the Company's stock was $33.25.

IV. OTHER REMUNERATION PLANS

  Logicon has several benefit plans for employees and Executive Officers. The following narrative briefly describes each of the benefit plans in which the Executive Officers may participate:

  Logicon has a Profit Sharing Plan intended to provide benefits to qualifying long-term employees. Generally, eligible employees participate in this plan commencing one year after the date of their initial employment, subject to certain dollar amount limitations. Company contributions (which are determined annually by the Board of Directors upon review of the Company's financial condition, its accumulated profits, and expected profits for the fiscal year just ended) and forfeitures are allocated to participants in proportion to their compensation and the number of years of a participant's continuous employment with the Company, and become fully vested seven years after the end of the fiscal year in which such employment commenced. The amounts allocated under this plan in Fiscal Year 1995 to the Named Executive Officers accounts are disclosed in the Summary Compensation Table.

  The Company's subsidiary, Logicon R & D Associates ("Logicon RDA") has a Profit Sharing Plan intended to provide benefits to qualifying long-term employees. Generally, eligible employees participate in this plan commencing one year after the date of their initial employment, subject to certain dollar amount limitations. The Logicon RDA contributions (which are determined annually by the Logicon RDA Board of Directors upon review of the financial condition, accumulated profits, and expected profits for the fiscal year just ended) and forfeitures are allocated to participants in proportion to their compensation and the number of years of a participant's continuous employment with Logicon RDA, and become fully vested seven years after the end of the fiscal year in which such employment commenced. The amount allocated under this plan in Fiscal Year 1995 to Mr. Dalton's account is disclosed in the Summary Compensation Table.

  The Company's subsidiary, Logicon Eagle Technology, Inc. ("Logicon Eagle Technology") has a Profit Sharing Plan intended to provide benefits to qualifying long-term employees. Generally, eligible employees participate in this plan commencing one year after the date of their initial employment, subject to certain dollar amount limitations. The Logicon Eagle Technology contributions (which are determined annually by the Logicon Eagle Technology Board of Directors upon review of the financial condition, accumulated profits, and expected profits for the fiscal year just ended) and forfeitures are allocated to participants in proportion to their compensation and the number of years of a participant's continuous employment with Logicon Eagle Technology and become fully vested seven years after the end of the fiscal year in which such employment commenced. The amount allocated under this plan in Fiscal Year 1995 to Dr. Harvey's account is disclosed in the Summary Compensation Table.


  The Company's Employee Stock Purchase Plan allows all eligible employees of the Company, and of the Company's wholly-owned subsidiaries, to participate. Amounts voluntarily contributed by a participant may not exceed six percent of the employee's base salary. Under this plan the Company will contribute 50 cents for each dollar contributed by the employee and apply such funds toward the purchase of the Company's common stock. An employee must be a participant in the plan for two years before the Company contribution vests in favor of the participant. Forfeitures serve to reduce the Company contribution. The amounts allocated by the Company under this plan in Fiscal Year 1995 to the Named Executive Officers accounts are disclosed in the Summary Compensation Table.


  The Board of Directors has approved, and on April 13, 1993 the Company entered into executive termination agreements with Frank T. Cummings, James E. Dalton, Dr. James F. Harvey, Ralph L. Webster, John R. Woodhull and three other Executive Officers who are not named in the Summary Compensation Table, which would provide, in substance, that if a change in control of Logicon were to occur without the Board of Directors approval sometime before the fifth year of the agreement and the Executive Officer's employment terminated for any reason whatsoever, he would receive, as severance compensation, a lump sum equal to three times the sum of his annual salary plus his annual bonus. The annual salary and annual bonus shall be the most recent amounts established by the Executive Compensation Committee prior to the change in control. In the event a change in control occurred during the current fiscal year and all such Executive Officers ended their employment with the Company or were terminated, the maximum liability to the Company would be approximately $7,351,524. The agreements also provide that if a change in control of Logicon were to occur with the Board of Directors approval sometime before the fifth year of the agreement and the Executive Officer did not voluntarily terminate his employment, he would receive monthly payments of one-twelfth (1/12) of the sum of his annual salary plus his most recent annual bonus paid immediately prior to the change in control, for a maximum of 24 months after the change in control.

V. LONG-TERM INCENTIVE PLAN AWARDS TABLE

  In 1979 Logicon adopted the Performance Units Plan. Under this plan, Executive Officers and key management employees may receive awards, made by the Executive Compensation Committee, which represent the right to receive a cash payment at the end of an "incentive period" of three consecutive fiscal years commencing with the first day of the fiscal year in which the units are awarded. Under the plan the per unit value for awards made in Fiscal Year 1995 will range from $0 to $200 depending on the aggregate per share earnings for Fiscal Years 1995, 1996 and 1997. Payment under the plan is based on the cumulative earnings of the Company over the performance period. To receive the minimum payment of fifty dollars per unit the Company's cumulative earnings must correspond to a compound growth rate of six percent for the three year period. To receive a payment of $200 per unit the Company's earnings must achieve a compound growth rate of twenty percent for the three year period.

               PERFORMANCE UNITS PLAN--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                       UNDER NON-STOCK PRICE-
                                        PERFORMANCE          BASED PLANS
                                         OR OTHER    ---------------------------
                                       PERIOD UNTIL    [50]              [200]
                             NUMBER OF MATURATION OR THRESHOLD  TARGET  MAXIMUM
            NAME             UNITS (#)    PAYOUT     ($ OR #)  ($ OR #) ($ OR #)
            ----             --------- ------------- --------- -------- --------
John R. Woodhull............   1,830    March, 1997   $91,500    N/A    $366,000
Frank T. Cummings...........     614    March, 1997    30,700    N/A     122,800
James E. Dalton.............     616    March, 1997    30,800    N/A     123,200
Dr. James F. Harvey.........     614    March, 1997    30,700    N/A     122,800
Ralph L. Webster............     528    March, 1997    26,400    N/A     105,600

VI. COMMON STOCK PERFORMANCE

  As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the S&P Aerospace/Defense Index which has been used for purposes of the following performance comparison.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG LOGICON, INC., S&P 500
                      INDEX & S&P AEROSPACE/DEFENSE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           LOGICON,       S&P           S&P
(Fiscal Year Covered)        INC.           500 INDEX     AEROSPACE/DEFENSE
- -------------------          ----------     ---------     -----------------
Measurement Pt-  1990        $100           $100          $100
FYE   1991                   $124.07        $114.41       $108.01
FYE   1992                   $182.38        $127.05       $113.7
FYE   1993                   $235.88        $146.39       $128.77
FYE   1994                   $303.12        $148.55       $167.97
FYE   1995                   $395.63        $171.68       $202.3

Assumes $100 invested on March 31, 1990 and reinvestment of dividends

AEROSPACE/DEFENSE INDEX

Boeing Company           Lockheed Martin         Northrop Grumman        Rockwell International
General Dynamics         McDonnell Douglas       Raytheon Company        United Technologies

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make nor endorse any predictions as to future stock performance.

VII. CERTAIN TRANSACTIONS

  Pursuant to the provisions of the 1979 Restricted Stock Purchase Plan, the Company has loaned certain amounts to Executive Officers. All such loans are secured by the stock sold under the plan and are held by the Company until the loan plus interest (ranging between two and six percent) has been paid off.

  For each Executive Officer who had loans outstanding totaling in excess of $60,000 during Fiscal Year 1995 the amounts shown below reflect (i) the largest aggregate amount of such loans outstanding at any time during Fiscal Year 1995 and (ii) the loan amounts outstanding as of June 1 1995. For Messrs. Cummings, Dalton, Hartwick, Harvey, Mitchell, Webster and Woodhull, the amounts are (i) $327,508, $425,408, $321,973, $314,398, $209,380, $310,288 and $903,235,
respectively, and (ii) $327,508, $392,708, $300,173, $314,398, $206,110,
$261,198 and $816,035, respectively.

VIII. SHARES OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

  The following table shows the number of shares of the Company's common stock deemed beneficially owned by each Director and Named Executive Officer and by all Directors and Named Executive Officers as a group on June 1, 1995. The percentage of ownership is calculated on the number of shares outstanding, including shares subject to options owned by such group. The shares held in trust for the benefit of participants in the Employee Stock Purchase Plan are voted by those Directors and Executive Officers who are the members of the Administration Committee for the plan (see footnote (3) below). Accordingly, the 186,517 shares held by the plan on June 1, 1995, have been included as beneficially owned.

                     COMMON STOCK DEEMED BENEFICIALLY OWNED
                      INCLUDING STOCK PURCHASE PLAN SHARES

          NAME                                       AMOUNT (1)   PERCENTAGE (2)
          ----                                       ----------   --------------
DIRECTORS:
  Dr. Charles T. Horngren...........................   12,000           0.2%
  W. Edgar Jessup...................................   33,997           0.5
  J.R. Johnson......................................   38,700           0.6
  Charles F. Smith..................................    8,200           0.1
  Roland R. Speers..................................   26,500           0.4
  Robert G. Walden..................................   14,500           0.2
NAMED EXECUTIVE OFFICER AND DIRECTOR:
  John R. Woodhull..................................  473,224(3)        6.9(3)
NAMED EXECUTIVE OFFICERS:
  Frank T. Cummings.................................  109,379           1.6
  James E. Dalton...................................   59,598           0.9
  Dr. James F. Harvey...............................   45,700           0.7
  Ralph L. Webster..................................   69,478           1.0
All Directors and Named Executive Officers as a
 Group:.............................................  891,276          13.0

- --------
(1) These amounts include 82,208 unissued shares subject to options owned by the Directors and Named Executive Officers. Options awarded prior to the December 3, 1991 two-for-one split of the Company's stock have been adjusted.

(2) The shares subject to options described in the preceding footnote were added to the shares outstanding on June 1, 1995, for purposes of calculating this percentage.

(3) Includes 186,517 shares held by the Trustee of the Employee Stock Purchase Plan of Logicon, Inc., representing 2.7% of the total shares outstanding on June 1, 1995. Mr. Woodhull, as a member of the Employee Stock Purchase Plan Committee, votes these shares, which are purchased for, but not as yet distributed to, the participants in the plan.

IX. OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company is not aware of any other person or group who beneficially owned more than five percent of its outstanding common stock on March 31, 1995.

X. COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Company's Executive Officers and Directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during Fiscal Year 1995 all filing requirements applicable to Executive Officers and Directors have been complied with.

XI. INDEPENDENT ACCOUNTANTS

  Price Waterhouse has served as independent accountants for the Company continuously since 1968 and has again been selected by the Company's Board of Directors to examine the Company's financial records and statements for the current fiscal year. Representatives of Price Waterhouse are expected to attend the Annual Meeting of Stockholders and be available to respond to appropriate questions. The representatives will also have the opportunity to make a formal statement if they so desire.

  During the fiscal year ended March 31, 1995, the Company's independent accountants provided services related to the annual audit, which included reviews of quarterly reports and filings with the Securities and Exchange Commission, and nonaudit services.

  Each year the Audit Committee reviews and approves, in advance, the scope of the audit and the estimated fees for the annual audit services to be provided by the Company's independent accountants.

XII. STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals which are to be considered for inclusion in next year's Proxy materials for the 1996 Annual Meeting of Stockholders must be received at the Company's address before March 1, 1996.

XIII. EXPENSES OF SOLICITATION

  Proxies will be solicited principally by mail, and the cost of soliciting Proxies will be borne by the Company. Although no special arrangements have been made to do so, Proxies may also be solicited by telephone or letter. The Company will request banks, brokers, custodians, and other fiduciaries to solicit their principals who beneficially own common stock of the Company and will reimburse these fiduciaries for their reasonable out-of-pocket expenses of solicitation.

  In addition, the Company has retained Corporate Investor Communications, Inc., a professional firm of proxy solicitors, to assist in the solicitation of Proxies. Management estimates that the fees of such firm will be approximately $6,000, plus out-of-pocket expenses, all of which will be paid by the Company.

XIV. ALL EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth, as of June 1, 1995, all of the Executive Officers of the Company, the offices and positions held by each of them, their ages, and the year in which each assumed the office listed.

                                                     YEAR OFFICE
                                                 AGE   ASSUMED     OFFICES AND POSITIONS
                                                 --- ----------- ------------------------
 John R. Woodhull..............................   61    1969     President (a)(b)(c)
 Frank T. Cummings.............................   55    1971     Vice President
 James E. Dalton...............................   64    1985     Vice President
 R. Dean Hartwick..............................   59    1987     Vice President
 Dr. James F. Harvey...........................   55    1990     Vice President
 E. Benjamin Mitchell, Jr......................   41    1989     Vice President--
                                                                  General
                                                                  Counsel/Secretary (b)
 Dan B. Wallace................................   60    1986     Vice President
 Ralph L. Webster..............................   54    1978     Vice President--
                                                                  Chief Financial Officer (b)

- --------
(a) Member of the Board of Directors of the Company.

(b) Logicon Employee Stock Purchase Plan Committee Member.

(c) Executive Committee Member.

  Each of the Executive Officers of Logicon has been with the Company in a senior management or executive capacity for five years or more.

                                 LOGICON, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) John R. Woodhull and W. Edgar Jessup, Jr. and each of them, as proxies, attorneys and agents, each with full power of substitution, to represent the undersigned and vote, as indicated below, all shares of Common Stock of Logicon, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Logicon, Inc., to be held on Monday, August 7, 1995, and at any postponements or adjournments thereof, on the following matters:

1. ELECTION OF    [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY
   DIRECTORS          (except as marked to                 to vote for all
                       the contrary below)                 nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                     Charles F. Smith and Roland R. Speers

2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE MEETING, TO ACT AS DIRECTED BY THE BOARD OF DIRECTORS.

                           (continued on other side)


                          (continued from other side)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

  RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS ACKNOWLEDGED.

  PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                         Date                            , 1995
                                             ----------------------------

                                         --------------------------------------
                                         Signature of Stockholder(s)

                                         --------------------------------------

                                         --------------------------------------
                                         (IMPORTANT: Please sign exactly as
                                         your name or names appear on the
                                         stock certificate or certificates,
                                         and when signed as attorney,
                                         executor, administrator, trustee, or
                                         guardian, give your full title as
                                         such. If the signatory is a
                                         corporation, sign the full corporate
                                         name by duly authorized officer.
                                         Joint owners should each sign.)

If you wish to change your address of record, please send a separate request, with this Proxy or otherwise, rather than writing your new address on this Proxy.